Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
May 3, 2006
News Media
	Tim Sargeant	(202) 624-6043 (Office)
(888) 552-0608 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS 2006 SECOND QUARTER
EARNINGS AND UPDATES EARNINGS GUIDANCE
      WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $56.9 million, or $1.16 per share, for the three months ended March 31, 2006, the second quarter of its fiscal year 2006. This compares to net income of $79.9 million, or $1.63 per share, reported for the same quarter of fiscal year 2005. For the first six months of fiscal year 2006, the Company reported net income of $101.3 million, or $2.07 per share, as compared to $123.1 million, or $2.51 per share, for the corresponding period in fiscal year 2005. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. The Company’s operations are seasonal and, accordingly, the Company's operating results for the three and six months ended March 31, 2006 are not indicative of the results to be expected for the twelve months ending September 30, 2006.
      Commenting on second quarter results and the outlook for the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “As the winter season began, we knew, like many gas distribution utilities, that we would face challenges this fiscal year, given the high-price commodity environment and customers' energy concerns. We also knew we could face additional challenges if weather was warmer than normal. Accordingly, we made timely decisions and implemented effective plans that have produced tangible benefits. Notably, the weather and conservation protection strategies that we implemented last fall protected our shareholders as planned, and we continue to win new customers at a rate that outpaces the industry average.” DeGraffenreidt added, “Our management team and dedicated employees deserve credit for continuing to drive our strategic focus and for helping our business to achieve its long-term goals. As we look ahead, we see that our retail energy-marketing segment is well positioned for customer growth in electric markets as regulated rate caps are removed and consumers begin to seek more competitive pricing.”
Results from Normal Operations
      The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. Excluding the effects of weather and unique transactions described below, the Company’s consolidated earnings from normal operations for the second quarter of fiscal year 2006 were $1.20 per share as compared to earnings from normal operations of $1.53 per share reported for the same quarter of fiscal year 2005. For the first six months of fiscal year 2006, earnings from normal operations were $2.04 per share as compared to earnings from normal operations of $2.41 per share reported for the corresponding period of the prior fiscal year. Earnings from normal operations for both the current quarter and year-to-date periods, when compared to the same periods of the prior fiscal year, reflect: (i) lower earnings from the Company’s retail energy-marketing business and other non-utility operations; (ii) lower consumption of natural gas by utility customers due to factors other than weather, such as customer conservation; and (iii) higher utility operation and maintenance, depreciation and amortization, general taxes and interest expenses. Items that favorably affected earnings from normal operations during the current three- and six-month periods were: (i) continued utility customer growth; (ii) the conservation component of a new regulatory mechanism known as a Revenue Normalization Adjustment (RNA) that was implemented in Maryland on October 1, 2005; and (iii) increased earnings from greater carrying costs on higher balances of storage gas inventory at the regulated utility.
      Earnings from normal operations exclude the effect of variations from normal weather. The Company’s weather protection strategy is designed to provide full protection from the negative financial effects of warmer-than-normal weather and can provide a benefit from colder-than-normal weather. The financial effect of this strategy is calculated based on cumulative weather experienced from the beginning of the fiscal year. Accordingly, the financial effects of weather on a quarterly basis may not correlate with the heating degree days experienced in a particular quarter. Results for the second quarter of fiscal year 2006 illustrate these effects in that net income for the current quarter includes an estimated $1 million (after-tax), or $0.02 per share, reduction in earnings in relation to normal weather, reflecting a partial adjustment to the colder-than-normal weather benefit recorded during the first quarter of fiscal year 2006. Colder-than-normal weather for the three months ended March 31, 2005 enhanced net income for that period in relation to normal weather by an estimated $5 million (after-tax), or $0.10 per share. The financial effects of variations from normal weather have been excluded to derive earnings from normal operations.
      For the six months ended March 31, 2006, net income in relation to normal weather increased by an estimated $2.5 million (after-tax), or $0.05 per share, derived from the colder-than-normal weather experienced prior to the December 18, 2005 effective date of the Virginia weather derivative. Weather was colder than normal for the comparable six-month period in fiscal year 2005, contributing an estimated $5 million (after-tax), or $0.10 per share, to net income for that period. The effects on net income of weather and the Company’s related weather protection products for the three and six months ended March 31, 2006 are more fully discussed later in this news release.
      Earnings from normal operations for both the three and six months ended March 31, 2006, also exclude the effect of unique transactions related to the Company’s regulated utility and energy-marketing segments. Earnings from normal operations for both the current three- and six-month periods exclude a charge of $4.6 million (pre-tax), or $0.06 per share, recorded by the regulated utility segment in the second quarter of fiscal year 2006 related to a proposed order of a Hearing Examiner from the Public Service Commission of Maryland (PSC of MD). That proposed order, which the Company is currently appealing before the PSC of MD, recommends the disallowance of certain purchased natural gas costs incurred by the regulated utility and collected from customers in a prior fiscal year. Also excluded to derive earnings from normal operations is income recognized by the energy-marketing segment from its reversal in the current quarter of $3.1 million (pre-tax), or $0.04 per share, related to fees that were previously assessed by a regulatory body and expensed in prior fiscal years. The reversal of these expenses stemmed from a favorable court decision this quarter resulting from an appeal by the Company regarding these fees. There were no unique transactions recorded in the prior fiscal year’s second quarter or year-to-date period presented.
      Reconciliations of the Company’s and the regulated utility segment’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are included with this news release.

Three Months Ended March 31, 2006
      Regulated Utility Operations
      The operating results of the Company’s core regulated utility segment are the primary influence on overall consolidated operating results. For the three months ended March 31, 2006, the regulated utility segment reported net income of $59.7 million, or $1.22 per share, as compared to net income of $74.6 million, or $1.52 per share, reported for the same quarter of the prior fiscal year. This comparison primarily reflects a decrease in total natural gas deliveries to firm customers of 98.7 million therms, or 15.7 percent, to 528.2 million therms delivered during the second quarter of fiscal year 2006. The decline in natural gas deliveries reflects 14.6 percent warmer weather in the current quarter when compared to the same quarter in fiscal year 2005. Weather was 8.9 percent warmer than normal during the current quarter, as compared to 6.9 percent colder than normal during the comparable quarter of the prior fiscal year. Natural gas deliveries to firm customers for the second quarter of fiscal year 2006, when compared to the same quarter of the prior fiscal year, also reflect lower consumption of natural gas by customers due to factors other than weather, such as customer conservation. Mitigating the financial effects of warmer-than-normal weather and lower non-weather related consumption of natural gas during the current quarter were: (i) the application of the Maryland RNA and other weather protection strategies, as discussed below; (ii) the addition of approximately 20,700 active customer meters since the end of the same quarter of the prior fiscal year; and (iii) $2.7 million (pre-tax), or $0.03 per share, of increased earnings from greater carrying costs on a higher balance of storage gas inventory that was primarily the result of higher natural gas prices.
      As mentioned, the effects of warmer-than-normal weather during the current quarter were substantially eliminated by the Company’s various weather protection strategies. Prior to October 1, 2005, the Company managed weather risk for all jurisdictions of the regulated utility with a weather insurance policy designed to protect against 50 percent of the effects of warmer-than-normal weather. That policy expired on September 30, 2005. Commencing in fiscal year 2006, the Company began utilizing the following new mechanisms to manage weather risk: (i) the RNA billing mechanism implemented in Maryland on October 1, 2005; (ii) a weather insurance policy for the District of Columbia effective October 1, 2005; and (iii) a weather derivative in Virginia effective December 18, 2005. The RNA is a mechanism that is designed to stabilize the level of net revenues collected from Maryland customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels and certain other factors such as customer conservation. Deliveries to Maryland customers represent approximately 40 percent of therms delivered by the regulated utility.
      The weather insurance policy and the weather derivative utilized in the District of Columbia and Virginia, respectively, are designed to provide full protection for the regulated utility from the negative financial effects of warmer-than-normal weather, and can provide a benefit from colder-than-normal weather. The regulated utility segment benefited $3.6 million (after-tax), or $0.07 per share, in the current quarter from these weather protection products in relation to the same quarter of the prior fiscal year.
      Utility net revenues of the regulated utility segment were unfavorably affected by a charge of $4.6 million (pre-tax), or $0.06 per share, recorded in the second quarter of fiscal year 2006 to reflect a proposed order for the disallowance of certain purchased natural gas costs incurred by the regulated utility and billed to Maryland customers from September 2003 through August 2004. Disallowance of these costs was recommended by a Hearing Examiner of the PSC of MD on March 14, 2006, in connection with its annual review of the regulated utility’s purchased gas costs. The regulated utility filed an appeal to the PSC of MD asserting that the recommendation is without merit. This appeal is currently before the PSC of MD. If the PSC of MD rules in the Company’s favor, the liability recorded in the current quarter for this issue will be reversed.
      Earnings of the regulated utility segment for the second quarter of fiscal year 2006 were also reduced due to a $6.6 million (pre-tax), or $0.08 per share, increase in operation and maintenance expenses. Principally contributing to the increase in these expenses were $1.4 million of increased labor and incentive costs which primarily reflect higher labor rates, as well as higher accruals for equity-based compensation pursuant to a new accounting standard that became effective on October 1, 2005. The current quarter also reflects $1.2 million of higher employee benefits costs primarily related to increased group insurance, $1.3 million of increased costs associated with information technology projects, $534,000 of higher expenses for uncollectible accounts partially due to the effects of higher revenues related to higher natural gas costs, and other miscellaneous items. Results from the regulated utility segment also reflect higher depreciation and amortization expense, higher general taxes and increased interest expense that, together, reduced pre-tax net income by $3.2 million, or $0.04 per share.

     Non-Utility Operations
      The Company’s non-utility operations, principally comprised of the results of the Company’s unregulated energy-marketing and commercial heating, ventilating and air conditioning (HVAC) segments, reported a net loss of $2.8 million, or $0.06 per share, for the three months ended March 31, 2006, as compared to net income of $5.3 million, or $0.11 per share, reported for the same three-month period of the prior fiscal year.
      The retail energy-marketing segment reported a net loss of $1.6 million, or $0.03 per share, for the second quarter of fiscal year 2006, as compared to net income of $5.8 million, or $0.12 per share, reported for the same quarter in fiscal year 2005. The year-over-year decline in earnings primarily reflects lower gross margins from the sale of natural gas, which was partially offset by the reversal of expenses in the current quarter of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the Public Service Commission of the District of Columbia (PSC of DC) that were accrued in prior fiscal years, and higher gross margins from the sale of electricity.
      Lower gross margins from the sale of natural gas reflect lower gross margins per therm, coupled with a 6.7 percent decrease in natural gas sales volumes primarily due to warmer weather in the current quarter relative to the same quarter of the prior fiscal year. The lower gross margins per therm resulted, in part, from a larger number of commercial customers entering into long-term, fixed-price contracts during the first quarter of fiscal year 2006 compared to the same period in the prior year. Natural gas costs incurred for these contracts in the second quarter of the current fiscal year were high in relation to the sales prices associated with the contracts, causing a compression in gross margins in the current quarter in relation to the prior year. Gross margins recognized on fixed-price sales contracts vary over their term as such margins are based on the spread between the fixed sales price billed each month and the monthly fluctuating commodity cost. Over the life of these contracts, positive margins are expected to be realized. Lower gross margins from natural gas sales for the current quarter also reflect increased mark-to-market losses and the cost of weather hedges that are associated with certain contracts used to hedge risks associated with the volatility in the price of natural gas and the volumes being sold. The increase in these mark-to-market losses and hedges in the current quarter decreased net income by $2.7 million (after-tax), or $0.06 per share.
      The operating results of the energy-marketing segment for the current quarter also benefited from higher gross margins from electric sales, reflecting an increase in the margin per kilowatt hour sold that was partially offset by a decline in electric sales volumes due, in part, to weather and a 16 percent decline in customers.
      The Company’s commercial HVAC segment reported a net loss of $687,000, or $0.01 per share, for the second quarter of fiscal year 2006, as compared to a net loss of $256,000, or $0.01 per share, reported for the same quarter in fiscal year 2005. The increased net loss is primarily attributable to $753,000 (pre-tax), or $0.01 per share, of costs in the current quarter in connection with completing a large construction project.
Six Months Ended March 31, 2006
      Regulated Utility Operations
      The regulated utility segment reported net income of $104.4 million, or $2.14 per share, for the first six months of fiscal year 2006, as compared to net income of $114.4 million, or $2.34 per share, for the corresponding period of the prior fiscal year. Natural gas deliveries to firm customers of 957.8 million therms for the six months ended March 31, 2006 were 6.2 percent lower than firm deliveries for the same six-month period in fiscal year 2005. The decline in these deliveries primarily reflects 6.0 percent warmer weather in the current six-month period than in the comparable period of the prior fiscal year, as well as lower consumption of natural gas by customers due to factors other than weather, such as customer conservation. Weather was 1.5 percent warmer than normal during the current year-to-date period, as compared to 5.1 percent colder than normal during the corresponding period in the prior fiscal year. Mitigating the financial effects of warmer-than-normal weather and lower non-weather related consumption of natural gas during the current six-month period were: (i) the application of the Maryland RNA and other weather protection strategies; (ii) the addition of approximately 20,700 active customer meters since the end of the same quarter of the prior fiscal year; and (iii) $5.0 million (pre-tax), or $0.06 per share, of increased earnings from greater carrying costs on a higher balance of storage gas inventory that was primarily the result of higher natural gas prices.
      In addition to the Maryland RNA, the effects of warmer-than-normal weather during the current year-to-date period were substantially eliminated by the benefits of the weather insurance policy in the District of Columbia and the weather derivative in Virginia which increased net income by $4.4 million (after-tax), or $0.09 per share, for the current six-month period when compared to the same period in the prior fiscal year. Utility net revenues of the regulated utility segment also reflect a charge of $4.6 million (pre-tax), or $0.06 per share, recorded in the second quarter of fiscal year 2006 related to a proposed order of a Hearing

Examiner in Maryland that recommends the disallowance of certain purchased natural gas costs. As mentioned, this recommendation is pending an appeal by the Company.
      Earnings of the regulated utility segment for the first six months of the current fiscal year reflect an $11.1 million (pre-tax), or $0.14 per share, increase in operation and maintenance expenses. Principally contributing to this increase was $3.3 million of higher expenses for uncollectible accounts, $1.8 million of increased labor and incentive costs and $1.6 million of increased expenses associated with information technology projects. Other drivers of the increase in operation and maintenance expenses were increased employee benefits and other miscellaneous items. Results from the regulated utility segment also reflect higher depreciation and amortization expense, higher general taxes and increased interest expense that, together, reduced pre-tax net income by $5.6 million, or $0.07 per share.
      Non-Utility Operations
      The Company’s non-utility operations reported a net loss of $3.2 million, or $0.07 per share, for the six months ended March 31, 2006, as compared to net income of $8.6 million, or $0.17 per share, reported for the corresponding six-month period of the prior fiscal year.
      The retail energy-marketing segment reported a net loss of $1.2 million, or $0.02 per share, for the six months ended March 31, 2006, as compared to net income of $9.9 million, or $0.20 per share, reported for the same period in fiscal year 2005. The $11.1 million, or $0.22 per share, year-over-year decline in earnings primarily reflects a lower gross margin per therm of natural gas sold, that was partially offset by the reversal of expenses in the current period of $3.1 million (pre-tax), or $0.04 per share, related to certain administrative fees previously assessed by the PSC of DC and accrued in prior fiscal years.
      Lower gross margins from natural gas sales primarily reflect lower gross margins per therm that resulted, in part, from a larger number of commercial customers entering into long-term, fixed-price contracts during the first quarter of fiscal year 2006 when natural gas costs were relatively high compared to the same period in the prior fiscal year, causing a compression in gross margins. Lower gross margins from natural gas sales for the current six-month period also reflect increased mark-to-market losses and weather hedge costs associated with certain of its contracts used to hedge the volatility of natural gas prices and the volumes being sold, which decreased net income by $3.7 million (after-tax), or $0.08 per share, for the six months ended March 31, 2006. Gross margins from electric sales fell during the current year-to-date period, reflecting a 33 percent decline in sales volumes that was partially offset by an increase in the margin per kilowatt hour sold.
      The Company’s commercial HVAC segment reported a net loss of $1.1 million, or $0.02 per share, for the first six months of fiscal year 2006, as compared to a net loss of $688,000, or $0.02 per share, reported for the corresponding period in fiscal year 2005. The increased net loss is primarily attributable to $753,000 (pre-tax), or $0.01 per share, of costs in the current quarter in connection with completing a large construction project.
Earnings Outlook
      The Company is lowering its consolidated earnings estimate for the full fiscal year 2006 to a range of $1.76 to $1.86 per share from its previous guidance of $1.81 to $1.91 per share. This updated estimate includes a decrease in projected full fiscal year 2006 earnings from its regulated business to a range of $1.59 to $1.65 per share from the previous range of $1.71 to $1.77 per share, and an increase in projected full fiscal year 2006 earnings from its unregulated businesses to a range of $0.17 to $0.21 per share from the previous range of $0.10 to $0.14 per share. The guidance for the consolidated entity for the third quarter of fiscal year 2006 is expected to range from a seasonal net loss of $0.09 per share to earnings per share of $0.01. This includes projected net income from the Company’s unregulated businesses of $0.12 to $0.16 per share.
      This guidance reflects the estimated effect of actual weather through April 30, 2006, and assumes normal weather thereafter. The guidance also includes assumptions related to estimated conservation for reduced customer usage driven by high natural gas prices, as well as assumptions related to income from weather insurance and weather derivatives. The guidance also assumes no effect that may result from performing earnings tests on a quarterly basis pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia, and no change in the assumptions used for known and potential regulatory contingencies, including those assumptions used to account for and record regulatory assets and liabilities at March 31, 2006. The guidance also assumes no effect of unusual items that could arise in the future. This guidance has been determined as of April 30, 2006, and the Company assumes no obligation to update this guidance. The absence of any statement by the Company in the future should not be presumed to represent an affirmation of the earnings guidance given herein.

Other Information
      The Company will hold a conference call at 10:30 a.m. Eastern time on May 4, 2006, to discuss its second quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast will be archived for replay on the WGL Holdings Web site through June 1, 2006.
      Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
      Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.
      Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.
      As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of liquefied natural gas from the Dominion Cove Point facility to the Company’s natural gas distribution system; and the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of liquefied natural gas from Cove Point; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of the regulated utility’s natural gas distribution system as a result of factors beyond the control of the Company or its subsidiaries; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; changes in accounting principles; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission.
      Please see the following comparative statements for additional information. Also included are reconciliations of the Company’s and regulated utility segment’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended March 31, 2006 and 2005
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands, except per share data)	2006	2005	2006	2005	2006	2005

UTILITY OPERATIONS
Operating Revenues	$705,656	$635,226	$1,306,993	$1,044,177	$1,642,206	$1,348,163
Less: Cost of gas	478,363	384,559	884,949	613,170	1,044,677	746,374
Revenue taxes	20,760	23,779	37,453	40,874	54,749	56,674

Utility Net Revenues	206,533	226,888	384,591	390,133	542,780	545,115

Other Operating Expenses
Operation and maintenance	66,174	59,537	126,585	115,535	248,382	225,860
Depreciation and amortization	23,097	21,418	46,057	43,614	92,302	86,958
General taxes	13,005	12,197	23,044	21,254	42,268	37,145
Income taxes	35,155	46,677	63,243	70,714	41,711	54,790

Utility Other Operating Expenses	137,431	139,829	258,929	251,117	424,663	404,753

Utility Operating Income	69,102	87,059	125,662	139,016	118,117	140,362

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	356,066	285,918	652,851	491,206	934,691	813,127
Heating, ventilating and air conditioning (HVAC)	8,411	8,343	19,485	17,202	34,724	32,545
Other non-utility activities	295	319	425	613	1,237	1,425

Non-Utility Operating Revenues	364,772	294,580	672,761	509,021	970,652	847,097

Other Operating Expenses
Operating expenses	364,397	288,210	673,076	498,404	954,635	837,822
Income tax expense (benefit)	(236)	2,454	(781)	4,092	6,915	4,011

Non-Utility Operating Expenses	364,161	290,664	672,295	502,496	961,550	841,833

Non-Utility Operating Income	611	3,916	466	6,525	9,102	5,264

TOTAL OPERATING INCOME	69,713	90,975	126,128	145,541	127,219	145,626
Other Income (Expenses) — Net
Income (expenses) — net	524	610	723	492	2,511	1,762
Income tax expense	(321)	(111)	(237)	(66)	(819)	(1,091)

Other Income (Expenses) — Net	203	499	486	426	1,692	671

INCOME BEFORE INTEREST EXPENSE	69,916	91,474	126,614	145,967	128,911	146,297
Interest expense	12,703	11,198	24,685	22,229	45,907	44,037
Dividends on Washington Gas preferred stock	330	330	660	660	1,320	1,320

NET INCOME (APPLICABLE TO COMMON STOCK)	$56,883	$79,946	$101,269	$123,078	$81,684	$100,940

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,760	48,688	48,750	48,679	48,726	48,665
Diluted	48,913	48,996	48,903	48,967	48,978	48,914

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.17	$1.64	$2.08	$2.53	$1.68	$2.07
Diluted	$1.16	$1.63	$2.07	$2.51	$1.67	$2.06

Net Income Applicable To Common Stock — By Segment ($000):

Regulated utility	$59,654	$74,640	$104,424	$114,443	$77,473	$93,348

Non-utility operations:
Retail energy-marketing	(1,596)	5,785	(1,173)	9,893	11,228	13,546
Commercial HVAC	(687)	(256)	(1,118)	(688)	(4,323)	(4,812)

Total major non-utility	(2,283)	5,529	(2,291)	9,205	6,905	8,734
Other, principally non-utility activities	(488)	(223)	(864)	(570)	(2,694)	(1,142)

Total non-utility	(2,771)	5,306	(3,155)	8,635	4,211	7,592

NET INCOME	$56,883	$79,946	$101,269	$123,078	$81,684	$100,940

WGL Holdings, Inc.
Consolidated Balance Sheets
March 31, 2006 and 2005
(Unaudited)

	March 31,

(In thousands)	2006	2005

ASSETS
Property, Plant and Equipment
At original cost	$2,848,830	$2,704,566
Accumulated depreciation and amortization	(845,551)	(780,638)

Net property, plant and equipment	2,003,279	1,923,928

Current Assets
Cash and cash equivalents	14,112	72,214
Accounts receivable, net	535,318	460,069
Storage gas—at cost (first-in, first-out)	144,758	52,347
Other	52,839	47,160

Total current assets	747,027	631,790

Deferred Charges and Other Assets	162,031	160,136

Total Assets	$2,912,337	$2,715,854

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$963,690	$945,490
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	581,541	523,692

Total capitalization	1,573,404	1,497,355

Current Liabilities
Notes payable and current maturities of long-term debt	216,835	173,526
Accounts payable and other accrued liabilities	255,173	207,954
Other	179,739	190,686

Total current liabilities	651,747	572,166

Deferred Credits	687,186	646,333

Total Capitalization and Liabilities	$2,912,337	$2,715,854

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended March 31, 2006 and 2005
(Unaudited)

COMMON STOCK DATA
March 31, 2006	52 Week
Closing Price	Price Range

$30.42	$34.79 – $28.86

	Earnings Per Share			Annualized
	Twelve Months Ended March 31,		P/E	Dividend	Yield
	2006	2005

Basic	$1.68	$2.07	18.1	$1.35	4.4%
Diluted	$1.67	$2.06

FINANCIAL STATISTICS
	Twelve Months Ended
	March 31,	March 31,
	2006	2005

Return on Average Common Equity	8.6%	10.9%
Total Interest Coverage (times)	3.8	4.6
Book Value Per Share (end of period)	$19.76	$19.42
Common Shares Outstanding—end of period (thousands)	48,762	48,693

UTILITY GAS STATISTICS
	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands)	2006	2005	2006	2005	2006	2005

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$476,251	$430,886	$875,115	$683,123	$1,065,297	$852,470
Commercial and Industrial — Firm	145,532	122,797	279,201	213,431	346,850	271,951
Commercial and Industrial — Interruptible	2,611	2,744	4,941	5,086	8,679	7,765
Electric Generation	275	275	683	550	1,233	1,100

	624,669	556,702	1,159,940	902,190	1,422,059	1,133,286

Gas Delivered for Others
Firm	54,192	59,196	96,098	102,553	134,319	144,845
Interruptible	15,110	13,513	26,062	23,533	39,646	36,315
Electric Generation	57	62	148	116	560	244

	69,359	72,771	122,308	126,202	174,525	181,404

	694,028	629,473	1,282,248	1,028,392	1,596,584	1,314,690
Other	11,628	5,753	24,745	15,785	45,622	33,473

Total	$705,656	$635,226	$1,306,993	$1,044,177	$1,642,206	$1,348,163

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands of therms)	2006	2005	2006	2005	2006	2005

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	275,129	332,727	491,959	516,353	600,857	622,203
Commercial and Industrial — Firm	89,286	99,531	166,840	172,719	216,708	224,218
Commercial and Industrial — Interruptible	1,594	2,413	3,270	4,569	6,510	7,221

	366,009	434,671	662,069	693,641	824,075	853,642

Gas Delivered for Others
Firm	163,771	194,666	299,034	332,385	400,748	434,123
Interruptible	85,358	99,942	158,152	177,440	260,636	278,639
Electric Generation	9,939	9,202	25,859	18,509	81,224	37,844

	259,068	303,810	483,045	528,334	742,608	750,606

Total	625,077	738,481	1,145,114	1,221,975	1,566,683	1,604,248

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	277,313	297,201	500,788	501,565	712,899	710,110

Number of Customers (end of period)	145,400	151,100	145,400	151,100	145,400	151,100

Electricity Sales
Electricity Sales (thousands of kWhs)	426,534	586,290	918,905	1,363,118	2,236,256	4,615,604

Number of Accounts (end of period)	34,300	40,800	34,300	40,800	34,300	40,800

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	130.00 ¢	87.80 ¢	133.07 ¢	88.10 ¢	126.22 ¢	87.27 ¢

HEATING DEGREE DAYS

Actual	1,934	2,264	3,433	3,653	3,803	3,961
Normal	2,123	2,117	3,485	3,476	3,807	3,796
Percent Colder (Warmer) than Normal	(8.9)%	6.9%	(1.5)%	5.1%	(0.1)%	4.3%

Number of Active Customer Meters (end of period)	1,035,918	1,015,227	1,035,918	1,015,227	1,035,918	1,015,227

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
May 3, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings per share	$0.91	$1.16			$2.07
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02			(0.05)
Reserve for disallowance of natural gas costs	—	0.06			0.06
Energy-marketing reversal of fee expense	—	(0.04)			(0.04)

Adjusted diluted earnings per share from normal operations	$0.84	$1.20			$2.04

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings per share	$0.88	$1.63			$2.51
Adjustments for:
Colder than normal weather	—	(0.10)			(0.10)

Adjusted diluted earnings per share from normal operations	$0.88	$1.53			$2.41

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
May 3, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To- Date

GAAP diluted earnings per share	$0.92	$1.22			$2.14
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02			(0.05)
Reserve for disallowance of natural gas costs	—	0.06			0.06

Adjusted diluted earnings per share from normal operations	$0.85	$1.30			$2.15

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

		Fiscal Year 2005 Results
		Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To- Date

GAAP diluted earnings per share	$0.81	$1.52			$2.34
Adjustments for:
Colder-than-normal weather	—	(0.10)			(0.10)

Adjusted diluted earnings per share from normal operations	$0.81	$1.42			$2.24

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.